CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                       COMMUNITY HOME MORTGAGE CORPORATION

                Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Ira Silverman and Daniel Silverman, being the president and the secretary respectively of Community Home Mortgage Corporation, hereby certify:

1. The name of the corporation is Community Home Mortgage corporation. The name under which the corporation was formed is Esquire Funding Group, Inc.

2. The certificate of incorporation of said corporation was filed in the Department of State on the 12th day of December, 1988.

3. The certificate of incorporation is hereby amended by the addition of the following provision fixing the number, designation, relative rights, preferences, and limitations of 61 shares of Series A Preferred Stock, as fixed by the board pursuant to authority vested in it by the certificate of incorporation, to wit:

         (a) Redemption. (i) The Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution or its Board of Directors, at any time and from time to time, at a redemption price of $10,000 per share

         (ii) Not less than 30 nor more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof, written notice specifying the time and place thereof shall be given by mail to the holders of record of the shares of Series A Preferred Stock selected for redemption, at their respective addresses, as the same shall appear on the stock. books of the Corporation. No failure to mail such notice or any defect', therein or in the. mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives the notice.

         (iii) Upon such redemption date, or upon such earlier date as the Board of Directors shall designate for payment of the redemption price, the holders of shares of Series A Preferred Stock selected for redemption and to whom notice has been duly given shall cease to be stockholders with respect to such shares. They shall have no further interest in or claim against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares (other than the right to convert such shares within the time hereinafter set forth), except the right to receive the moneys payable upon such redemption from the Corporation or otherwise, without interest thereon, upon surrender of the certificates. The shares represented thereby shall no longer be deemed to be outstanding.

         (iv) Upon redemption or conversion of Series A Preferred Stock in the manner set out herein, or upon the purchase of the Series A Preferred Stock by the Corporation, Series A Preferred Stock so acquired by the Corporation shall be cancelled and shall not be reissued.

         (b) Priority in Liquidation. (i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock shall, be entitled to, receive, out of the remaining net assets of, the Corporation, the amount of $10,000 in cash, for each share of Series A Preferred Stock, before any distribution shall be made to the holders of any common stock of the Corporation.

         (ii) In the event, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the holders of Series A Preferred Stock, then the remaining net assets of the Corporation shall be divided among and paid to the holders of the Series A Preferred Stock according to their respective shares. After such payment shall have been made in full to the holders of the outstanding Series A Preferred Stock or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series A Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series A Preferred Stock shall be entitled to no further participation in such distribution of the' assets of the Corporation.

4. The foregoing amendments were authorized in the following manner: by the unanimous written consent of the board of directors, followed by the unanimous written consent of all the shareholders.

         IN WITNESS WHEREOF, we have signed this certificate on the 12th day of March, 1993 and we affirm the statements contained therein as true under penalties of perjury.

                                                  /s/ Ira Silverman
                                                  --------------------
                                                  Ira Silverman
                                                  President

                                                  /s/ Daniel Silverman
                                                  --------------------
                                                  Daniel Silverman
                                                  Secretary